Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sophiris Bio Inc. of our report dated December 7, 2012, except for the effects of the share consolidation described in Note 1 to the consolidated financial statements, as to which the date is August 12, 2013, relating to the financial statements of Sophiris Bio Inc., which appears in the prospectus filed on August 16, 2013 relating to the Registration Statement on Form S-1 (No. 333-186724).

/s/ PricewaterhouseCoopers LLP

Vancouver, British Columbia

August 30, 2013